Exhibit 14



                          Pro Tech Communications, Inc.
       Code of Ethics for the CEO, CFO and Other Senior Financial Officers


Pro Tech Communications, Inc. and all of its directors and employees are covered under the "Policies on Business Conduct and Conflicts of Interest" maintained by NCT Group, Inc., our ultimate parent company. The Chief Executive Officer and Chief Financial Officer (or those performing similar functions), as well as any and all Senior Financial Officers, herein referred to as "Senior Financial Officer," are bound by the provisions set forth in the Policies relating to ethical conduct and fair dealing, conflicts of interest, confidentiality of Pro Tech information and compliance with law, but in addition are subject to the following specific policies:

     1. Be committed to the highest standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal and professional relationships in the performance of their duties as Senior Financial Officers of Pro Tech.
     2. Be committed to the full, fair, accurate, timely and understandable disclosure in reports and documents that Pro Tech file with, or submits to, the SEC and in other public communications made by Pro Tech, of all information relating to Pro Tech, its financial condition and results of operations.
     3. Be committed to compliance with all applicable governmental laws, rules and regulations relating to the conduct of the businesses of Pro Tech and to required reports regarding the financial condition and results of business operations of Pro Tech, including the laws of all countries in which Pro Tech operates.
     4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated to any personal interest.
     5. Respect the confidentiality of information acquired in the course of serving as a Senior Financial Officer of Pro Tech except when authorized or otherwise legally obligated to make disclosure. Confidential information shall not be used for personal advantage.
     6. Report violations of this Code of Ethics to the General Counsel or directly to the Audit Committee of the Board of Directors of Pro Tech, as soon as practicable after learning of any such violation.
     7. Report to the General Counsel or Audit Committee any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect Pro Tech's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Pro Tech's financial reporting, disclosures or internal controls.
     8. Report to the General Counsel or Audit Committee any material violations of the securities or other laws, rules or regulations applicable to Pro Tech and the operations of its business, by Pro Tech or any agent thereof.
     9. Hold themselves accountable for adherence to this Code of Ethics, and understand that Pro Tech's Board of Directors will hold them accountable, as Senior Officers of Pro Tech, to this Code of Ethics.